Exhibit 10.1

15 Inverness Way East Englewood, Colorado 80112 +303 790 0600 Phone ihsmarkit.com

July 14, 2020

Mr. Todd Hyatt
c/o IHS Global Inc.
15 Inverness Way
East Englewood, CO 80112

Dear Mr. Hyatt:

I write to memorialize our discussions regarding anticipated changes to your employment with IHS Global Inc. (the “Company”). Effective July 13, 2020, your new position and title will be Special Advisor to the CEO. This is a part-time position in which we anticipate you will work at least 20 hours per week. Your salary in this exempt role will be $35,568 per annum, subject to standard deductions and withholdings, and payable in accordance with the Company’s standard payroll practices.

Should you achieve certain mutually agreed upon strategic goals, with such goals to be decided between you and the Company no later than August 1, 2020, you will be eligible for a one-time lump sum bonus of $1 million, less (1) any salary you have received between July 13, 2020 and the date of the achievement of the strategic goals and (2) any required deductions and withholdings.

By your signature on this agreement, you are resigning from your position as an officer of IHS Markit Ltd. and will no longer be considered an executive officer or a Section 16 officer of IHS Markit Ltd. You will no longer be subject to any share ownership guidelines applicable to the IHS Markit executive team.

Except as modified herein, your employment remains subject to the terms and conditions set forth in your employment letter dated October 31, 2013, as amended on July 8, 2016 and February 3, 2017 (collectively, the “Employment Agreement”). You acknowledge that these changes to your position have been mutually agreed upon and do not constitute “Good Reason” as that term is defined in the Employment Agreement. For the avoidance of doubt, this change to your employment with the Company does not constitute a “Termination Date” as that term is defined in the Employment Agreement.

Thank you for your significant contributions to the Company and your continued engagement and execution in this new role.

Very truly yours,

/s/ Ronnie West
Ronnie West
Executive Vice President and Chief People Officer

Acknowledged and Agreed:

/s/ Todd Hyatt
Todd Hyatt
Date:July 15, 2020

IHS Global Inc.

15 Inverness Way East, Englewood, CO 80112